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                                                                    EXHIBIT 23.1


                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Lancer Corporation:


We consent to incorporation by reference in the registration statements (Nos. 33-36393 and 33-47998) on Form S-8 of Lancer Corporation of our report dated February 28, 2001, relating to the consolidated balance sheets of Lancer Corporation and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000, and related consolidated financial statement schedule, which report appears in the December 31, 2000 annual report on Form 10-K of Lancer Corporation.


                                                     KPMG LLP

San Antonio, Texas
March 28, 2001